Exhibit 5.1

KAYE SCHOLER LLP

425 Park Avenue
New York, New York 10022-3598
212 836-8000
Fax 212 836-8689
www.kayescholer.com
March 16, 2007

CNH Capital Receivables LLC
100 South Saunders Road
Lake Forest, Illinois 60045

CNH Equipment Trust 2007-A
100 South Saunders Road
Lake Forest, Illinois 60045

Re:                               CNH Capital Receivables LLC
Registration Statement on Form S-3 (No. 333-130656)

Gentlemen and Gentlewomen,

We have acted as special counsel for New Holland Credit Company, LLC, a Delaware limited liability company (“NH Credit”), CNH Capital Receivables LLC, a Delaware limited liability company (the “Company”) and for CNH Equipment Trust 2007-A, a Delaware statutory trust (the “Trust”), in connection with (a) the above-captioned registration statement and (b) the offering of notes (the “Notes”) described in the related prospectus supplement dated March 6, 2007 and base prospectus dated March 5, 2007 (collectively, the “Prospectus”), which have been filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act of 1933, as amended.  As described in the Prospectus, the Notes will be issued on or about March 16, 2007 by CNH Equipment Trust 2007-A, a trust formed by the Company pursuant to a trust agreement between the Company and Wilmington Trust Company, as trustee (the “Trustee”).  The Notes will be issued pursuant to an indenture (the “Indenture”) between the Trust and The Bank of New York Trust Company, N.A., as indenture trustee (the “Indenture Trustee”).

In that connection, we are familiar with the proceedings taken or to be taken in connection with the authorization, issuance and sale of the Notes and have examined copies of such documents, company records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including the Prospectus and the current draft of the Indenture (including the form of Notes included as exhibits thereto).

We are also familiar with the certificate of formation and limited liability company agreement of the Company and have examined all statutes, company records and other instruments that we have deemed necessary to examine for the purposes of this opinion.

In our examination, we have assumed that the transaction documents will be executed in the form submitted to us.  We have also assumed, without independent verification, that the facts and representations and warranties in the documents upon which we relied are true and correct, and that the transaction contemplated by such documents have been or will be consummated strictly in accordance with their terms.

Based on and subject to the foregoing, we are of the opinion that the direction by CNHCR to the Trustee to execute the Notes has been duly authorized by CNHCR.  The direction by NH Credit to the Indenture Trustee to authenticate and deliver the Notes has been duly authorized by NH Credit.  Each of the Notes is in due and proper form, and when executed, authenticated and delivered as specified in the Indenture, and delivered against payment of the consideration specified in the Underwriting Agreement, each of the Notes will be validly and legally issued and outstanding, will have been duly authorized by the Trust and will constitute the legal, valid and binding obligation of the Trust, enforceable against the Trust in accordance with its terms, and will be entitled to the benefits of the Indenture, except as may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or other laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws), and by general principles of equity, regardless of whether such matters are considered in a proceeding in equity or at law.

Our opinions expressed herein are limited to the federal laws of the United States, the laws of the State of New York, and the Limited Liability Company Act and the Statutory Trust Act of the State of Delaware.  We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the use of our name therein without admitting that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,

s/ Kaye Scholer LLP
KAYE SCHOLER LLP